November 4, 2013

Cytori Licenses Asia-Pacific Cardiovascular, Renal & Diabetes Markets to Lorem Vascular for up to $531 Million

Cytori to Receive $31 Million Upfront in Equity and Initial Purchase Commitments

SAN DIEGO, HONG KONG, BEIJING, MELBOURNE -- Cytori Therapeutics (NASDAQ: CYTX) and Lorem Vascular today announced a partnership to commercialize Cytori Cell Therapy for the cardiovascular, renal and diabetes markets in China, Hong Kong, Malaysia, Singapore and Australia. Under the agreement, Lorem Vascular committed to pay up to $531 million in license fees, opening product purchase commitments and Cytori equity purchases. Cytori Cell Therapy is derived from the Company’s Celution® System, which enables access to a patient’s own adipose-derived regenerative cells (ADRCs) at the point-of-care.

Lorem Vascular will pay up to $500 million in fees for a 30-year exclusive license to Cytori Cell Therapy for all indications, excepting alopecia and aesthetics, in the licensed territories in the form of revenue milestones. In addition, Lorem Vascular agrees to purchase the Cytori Celution® System and consumables under a product supply agreement.  Cytori will receive $24 million in exchange for 8 million shares of Cytori common stock at $3.00 per share. Equity purchased will be closed in two installments; a $12 million payment that will be paid within 7 days and a second $12 million payment that will be made within 60 days. In addition, Lorem Vascular will order $7 million in Celution® devices and consumables with a $2 million order placed immediately and a $5 million order to be placed following regulatory approval in China.  Lorem and Cytori have implemented a regulatory plan in China and anticipate approval in 2014. One board seat will be granted to Mr. K.T. Lim, Chairman of Lorem Vascular.

“Cytori Cell Therapy will transform the way healthcare addresses the most costly and insidious diseases impacting healthcare today and well into the future,” said Mr. K.T. Lim. “This therapy represents a front-line treatment modality that will serve as the centerpiece of our cardiovascular, renal and diabetes commercial activities across the region. Lorem Vascular will initiate an immediate launch in Hong Kong, Singapore and Australia. A subsequent launch in China and Malaysia is planned in 2014, pending regulatory approvals.”

“Through this agreement with Lorem Vascular, we have secured a committed partner to bring Cytori Cell Therapy to patients in countries where we have recently received, or are in the process of achieving, regulatory approval,” said Christopher J. Calhoun, Chief Executive Officer of Cytori. “With the Celution® System now approved and available in more than 40 countries, we are uniquely positioned to expand our cell therapy brand by being first-to-market with cell therapy products in new geographies around the world. Lorem Vascular brings to Cytori the required resources, market knowledge, dedication and focus to commercialize this innovative treatment and pioneer the introduction of cell therapy products for patients with the most serious conditions.”

More than 230 million Chinese have a form of Cardiovascular Disease (CVD) which is the country’s leading cause of death, accounting for more than 40% of all deaths, or three million people per year.  This translates to one death every ten seconds from CVD in China.  According to recent estimates, due to population growth and aging, the number of annual CVD events in China is projected to increase by more than 50% during the next decade and a half. The growing worldwide prevalence of diabetes is one of the contributing factors to increasing rates of vascular diseases, as they are common co-morbidities of diabetes.

“Expanding in emerging markets throughout the world is critical to our mission and growth and partnerships such as this are a key driver of our approach,” said David Oxley, Vice President for Emerging Markets at Cytori.  “China is one of the three largest and highest value medical markets in the world. A market penetration of less than 5% of the cardiovascular market alone represents millions of patients treated in the next thirty years, a multiple of billions in cost savings to the People’s Republic of China, and a transformation in the quality and standard of care. Today’s announcement with Lorem Vascular marks the beginning of an important partnership in transforming healthcare and will create long-term shareholder value.”

About Cytori Cell Therapy and the Celution® System

Cytori Cell Therapy is derived from the Company’s Celution® System, an innovative and proprietary medical device that enables access to a patient’s own adipose (fat tissue)-derived regenerative cells at the point-of-care for a range of injuries and conditions. Adipose tissue is considered the richest source of regenerative cells in the body. These cells are comprised of a heterogeneous population of cells, which are collectively referred to as ADRCs. The heterogeneous nature of Cytori Cell Therapy and ADRCs are believed to contribute to the healing process via multiple mechanisms, which include cell-to-cell signaling, supporting improved blood flow and regulation of the inflammatory response.

About Cytori

Cytori Therapeutics is developing cell therapies based on autologous adipose-derived regenerative cells (ADRCs) to treat cardiovascular disease and other medical conditions. Our scientific data suggest ADRCs improve blood flow, moderate the inflammatory response and keep tissue at risk of dying alive. As a result, we believe these cells can be applied across multiple “ischemic” conditions. These therapies are made available to the physician and patient at the point-of-care by Cytori’s proprietary technologies and products, including the Celution System product family. www.cytori.com

About Lorem Vascular

Lorem Vascular will be a leader in cardiovascular care with world-class regenerative medicine therapy. Headquartered in Beijing, with offices in Hong Kong, Kuala Lumpur, Singapore, and Melbourne, Lorem Vascular is committed to advancing patient care by transforming the treatment of cardiovascular disease by providing access to innovative medical technology to facilitate regenerative medicine, hospital and physician training and continuing medical education. The Company offers a cutting-edge regenerative medicine platform for treating such things as peripheral vascular disease, acute myocardial infarction and chronic heart disease. Our flagship platform is the market-leading Celution® System developed by Cytori Therapeutics (USA). www.loremvascular.com

Cautionary Statement Regarding Forward-Looking Statements

This communication includes forward-looking statements regarding events, trends and business prospects, which may affect our future operating results and financial position. Such statements, including, but not limited to, those regarding our ability to obtain regulatory approvals in China and other countries in the specified timeframe, and Lorem Vascular’s ability to successfully launch the Celution® platform in China, Hong Kong, Malaysia, Singapore and Australia in the timeframes indicated are subject to risks and uncertainties that could cause our actual results and financial position to differ materially. Some of these risks and uncertainties include the challenges inherent in Lorem Vascular convincing physicians and patients to adopt the new technology, regulatory uncertainties, dependence on third party performance, and other risks and uncertainties described under the "Risk Factors" section in Cytori's Securities and Exchange Commission Filings on Form 10-K and Form 10-Q. Cytori assumes no responsibility to update or revise any forward-looking statements contained in this press release to reflect events, trends or circumstances after the date of this press release.

Contact:

Investor Relations	Media	Media
Tom Baker	Megan McCormick	Michelle Linn, Linnden Communications
tbaker@cytori.com	mmccormick@cytori.com	linnmich@comcast.net
+1.858.875.5258	+1.858.875.5279	+1.508.362.3087 or +1.774.696.3803